UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2008

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2315 Broadway

New York, New York 10024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 874-8282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 17, 2008, The Princeton Review, Inc. (the “Company”) entered into an agreement with Kevin A. Howell, Executive Vice President, General Manager K-12 Services Division of the Company, whereby he shall be entitled to receive certain payments and benefits in connection with the proposed sale of the K-12 division of the Company (the “Transaction”).

The parties have agreed that, in the event (1) that the Transaction is consummated on or before March 31, 2009 and (2) as of December 19, 2008, the Company has received consent to enter into the Transaction from certain customers, Mr. Howell shall be entitled to receive the following payments and benefits (the “Transaction Bonus”): (1) a transaction bonus in the amount of $412,500, payable in a lump-sum no later than 30 days following the effective date of the Transaction; (2) upon the effective date of the Transaction, all unvested stock options granted on October 10, 2005 shall vest and become exercisable through the later of one year following the effective date of the Transaction and the applicable exercise period set forth therein; and (3) upon the effective date of the Transaction, all unvested restricted stock granted on January 1, 2007 shall vest.

In the event he receives the Transaction Bonus, Mr. Howell has agreed to waive his right to receive the severance payments and benefits described in Section 6 of his Employment Agreement dated September 12, 2005 with the Company.

Receipt of the Transaction Bonus is conditioned upon Mr. Howell’s continued employment with the Company through the effective date of the Transaction. All rights he has to the Transaction Bonus shall terminate upon the earlier of the date his employment terminates or April 1, 2009 if the Transaction has not been consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.
Dated: December 23, 2008

/s/ Neal S. Winneg
	Name:	Neal S. Winneg
	Title:	Executive Vice President, Secretary and General Counsel